Exhibit 10.19

May 4, 2022

Jeff Cook
9449 Sagrada Park Fort Worth, TX 76126

Dear Jeff,
Welcome and congratulations!
We are so excited to offer you the opportunity to join our team and help us advance our mission! This offer is an expression of our confidence in you, which is manifested in your attitude, potential, and demonstrated experience. We look forward to a satisfying employment relationship and mutual commitment to living our values and delivering on better healthcare for our members.
This letter contains the details of your employment, including salary and benefits, along with some legalese to make sure that we agree. This offer is subject to Compensation Committee approval. Please do not hesitate to follow up with any questions. We look forward to your response and the opportunity to Make Healthcare Right. Together.
SUMMARY OFFER (details below)
In the role of President – NeueHealth, you will be expected to fulfill the duties and responsibilities listed in your job description. We will make sure to keep it updated and on file, working with you and your manager to ensure it reflects your role.

Position - President, NeueHealth
Manager - Mike Mikan
Annual Base Salary - 600,000
Bonus Target - 90% of base salary
Equity Grant - $2,250,000
Signing Bonus - $250,000
Anticipated Start Date - TBD
Employee Benefits - Full Participation
Classification - Exempt

INITIAL COMPENSATION
If you accept this offer, you will receive base salary of $600,000 on an annualized basis. Your salary will be paid in accordance with the Company’s normal payroll procedures.
You will be eligible to receive an annual (calendar year) incentive bonus of up to 90% of your base salary based on evaluation of your achievement of certain corporate and individual performance goals. The bonus will not be prorated during your first year of employment and will be paid no later than March 15th each calendar year. To be eligible for a bonus, you must be employed prior to November 1st of the bonus calendar year and also be employed on the date that the bonus is paid.

We are pleased to offer you a signing bonus of $250,000. This bonus will be paid out on your first scheduled pay date after 90 days of employment. The signing bonus is taxable, and all regular payroll taxes will be withheld. If you leave Bright Health (either voluntarily or if terminated for cause) within 12 months of your date of hire, you will be responsible for reimbursing the company for the portion of the signing bonus you have been paid.
BENEFITS
As a full-time employee of Bright Health, you are eligible to participate in our company-sponsored benefit plans. We offer the following coverages, some paid in part by Bright Health: medical, dental, vision, flexible spending account, commuter, and life & disability. In addition, employees may enroll in our 401k plan following 90 days of employment. The Company may change these benefits from time to time. You are entitled to paid time off “PTO” according to our current Company policies and subject to the approval of your immediate supervisor.
EQUITY AWARD
As part of your offer, we are providing you with an opportunity to own equity in Bright Health Group and participate in the growth of Bright Health Group. This comes in the form of Restricted Stock Units (“RSUs”) and Stock Options. We will recommend that our Board of Directors grant you an equity award in the amount of $2,250,000 at the next quarterly meeting after you start your employment. This award will be made up of 100% RSUs. The total number of Stock Options and RSUs will be determined based on the fair market value of Bright Health Group stock at the time of grant.
Both the Stock Options and RSUs will vest annually over 3 years (1/3, 1/3, 1/3), and vesting will begin after 12 months following the grant date. After your Stock Options vest, you will have earned the right to buy the number of shares that have vested at the price determined on the grant date. The grants will be subject to the terms and conditions of the Company’s 2021 Stock Incentive Plan and standard Stock Option and RSU Agreements.
You will be eligible to participate in the annual equity program with discretionary grants based on your role in the company. As President – NeueHealth, your 2023 target would be approximately $900,000. This award will be made up of 50% RSUs and 50% Stock Options. The total number of Stock Options and RSUs will be determined based on the fair market value of Bright Health Group stock at the time of grant.
EMPLOYMENT RELATIONSHIP
This offer of employment is contingent upon successful completion of your background and reference checks and your ability to provide us with documents deemed acceptable by the USCIS (United States Citizenship & Immigration Services) to demonstrate your identity and eligibility to work in the United States. Please call if you have any questions about what documents are acceptable to the USCIS.
This offer of employment is contingent upon you receiving a waiver of your non-competition agreement with your current employer. As a condition of your employment, you are also required to sign and return to us - before your first day of employment - and to comply with the terms of the Employee Confidentiality, Assignment of Inventions and Non-Competition Agreement (“Agreement”). That

Agreement requires, among other provisions, your assignment of rights to any invention made during your employment at the Company (subject to limited exceptions), non-disclosure of Company proprietary information, and a restriction on certain aspects of your conduct during the one year following termination of your employment.

We also require that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. As more fully described in the Agreement, we understand that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.
Finally, although Bright Health strives to maintain long-term successful relationships with its employees, this offer of employment is not for a definite period of time and will be at-will employment. You will be free to resign at any time, for any reason or for no reason. Similarly, the Company will be free to conclude its employment relationship with you at any time, with or without cause or notice, for any lawful reason. Your at-will employment status may not be modified other than in writing and signed by an authorized officer of the Company.
CONCLUSION
This letter and the enclosed Agreement set forth the initial terms of your employment with the Company, and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, the enclosed Agreement, and your employment will be governed by the laws of Minnesota.
To accept the Company’s offer, please sign and date this letter in the space provided below. We look forward to your favorable reply and to working with you at Bright Health.
Very truly yours,

/s/ Stacy Conti

Stacy Conti
Chief People Officer

Enclosures: Employee Confidentiality, Assignment of Inventions and Non-Competition Agreement

ACKNOWLEDGEMENT AND ACCEPTANCE
By signing below, I accept the offer to join Bright Health and the mission to Make Healthcare Right. Together!
I acknowledge that I have read, understand, and agree to the above offer of employment letter, and the enclosed Employee Confidentiality and Assignment of Inventions Agreement and Non-Competition Agreement, successful completion of background check and references.
Name: Jeff Cook Signature: